Exhibit 23.4
Independent Auditors’ Report
To the Board of Directors
RediClinic, L.L.C.
Houston, Texas
We have audited the accompanying balance sheet of RediClinic, L.L.C. (the “Company”), (formerly TestMyHealth, L.L.C.) as of December 31, 2006, and the related statements of operations, members’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of and for the year ended December 31, 2005 were audited by other auditors, whose report dated August 29, 2006 expressed an unqualified opinion on those financial statements. As discussed in Note J, the Company has restated its 2005 financial statements during the current year. The other auditors reported on the 2005 financial statements before the restatement.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2006 financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note J to the financial statements, management of the Company discovered certain accounting errors recorded in prior periods relating to share-based compensation expense, depreciation and insurance expense, and issuances of common and preferred shares. Accordingly, the Company has restated its previously issued financial statements as of and for the year ended December 31, 2005 for matters related to these transactions.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has experienced significant recurring operating losses, negative working capital and has an accumulated deficit of $36,908,132. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ UHY LLP
Houston, Texas
June 15, 2007

CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 15, 2007, with respect to the financial statements of RediClinic, L.L.C., which are referred to in the report of Revolution Health Group LLC, included in Amendment No. 5 to the Registration Statement on Form S-1 and related Prospectus of Everyday Health, Inc. for the registration of common stock.
/s/ UHY LLP
Houston, Texas
August 17, 2010